                                                                       Exhibit 8

                           Statement of Subsidiaries


  General. We have only one subsidiary, Slovak Wireless Finance Company B.V. ("SWFC"), which was incorporated on December 29, 1999 as a private company with limited liability under the laws of The Netherlands. SWFC is a wholly owned subsidiary and has no subsidiaries of its own. SWFC has an authorized share capital comprised of 900 ordinary shares each with a par value of 100, of which 185 have been issued. The constitutive documents of SWFC are deposited with the Chief Registrar of the District Court of Luxembourg ("Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg"), where you can examine these documents and obtain copies free of charge. You can also obtain copies from Kredietbank S.A. Luxembourgeoise, our paying agent in Luxembourg.

  Business. SWFC was formed solely for the purpose of issuing, in 2000, our 11 1/4% Senior Guaranteed Notes due 2007 (the "Notes") and raising future financing for our business operations. SWFC may obtain additional financing by entering into loan agreements and issuing additional securities. Debt owed by SWFC as a result of any such additional financing may rank equally with the Notes.

  Registered Office. The registered office of SWFC is Amsteldijk 166, 1079LH Amsterdam, The Netherlands. Its telephone number is +30-21-644-6125.

  Capitalization. The following table sets forth the capitalization of SWFC as of the date of this annual report:

Share Capital:
 Issued and paid in full - 185 shares, 100 par value (Euro 18,500).........                               Sk  814,000
Debt:
  175,000,000 11 1/4% Senior Guaranteed Notes due 2007
  Series A, issued March 23, 2000 and not exchanged (Euro 5,500,000).......  Sk    241,978,000
  Series B, exchanged for Series A on September 19, 2000 (Euro 169,500,000)  Sk  7,457,322,000      Sk  7,699,300,000
                                                                           -------------------    -------------------

Total:                                                                                              Sk  7,700,114,000
                                                                                                  ===================

  SWFC has no other securities outstanding.

  Board of Director. The members of SWFC's board of directors are Thomas J. Cancro, who is also the chief financial officer of EuroTel Bratislava, a.s., and Forum Administrators, B.V. SWFC is managed by its board of directors, whose members we elect and whom we may suspend or remove from office at any time after the expiry of their initial term of one year.

  Financial Statements. The financial statements of SWFC are included in our consolidated financial statements.